P R E S S R E L E A S E
Contacts:	Analytical Surveys, Inc.	Pfeiffer High Investor Relations, Inc.
	Lori Jones	Geoff High
	Chief Executive Officer	303/393-7044
	210/657-1500	geoff@pfeifferhigh.com

ANALYTICAL SURVEYS ANNOUNCES THE REPAYMENT OF CONVERTIBLE NOTES

SAN ANTONIO, Texas -- October 19, 2006 _ Analytical Surveys, Inc. (ASI) (Nasdaq: ANLT), today announced that the Company has repaid in full its secured convertible promissory notes in an aggregate principal amount of $2 million, plus all accrued interest (the "Notes").

As previously announced, on September 19, 2006, the holders of the Notes (the "Holders") accelerated the maturity date of the Notes to October 19, 2006, after the Company's shareholders failed to approve certain conversion terms of the Notes and the issuance of warrants to purchase 5.5 million shares of the Company's common stock. Attempts to negotiate new Note terms that would be acceptable to the Holders, the Company and its shareholders were unsuccessful.

The Company paid a total of $2,012,274 to the Holders from cash reserves. Pursuant to the terms of the Subscription Agreement for the Notes, the Holders will retain Class E Warrants for the purchase of up to 752,072 shares of the Company's common stock at $1.186 per share for a period of five years through May 31, 2011. A Registration Statement on Form S-3, as amended (Registration No. 333-136078), registering the common stock issuable upon exercise of the Class E Warrants, was declared effective by the Securities and Exchange Commission on October 13, 2006.

Lori Jones, the Company's CEO, said, "We are pleased that our cash reserves are sufficient to meet this obligation. However, we continue to seek additional funding arrangements to support our balanced growth strategy within the energy industry, and we are currently in negotiation with several potential sources of capital."

ASI Energy, a division of the Company, is focused on the expansion into high-quality production and development opportunities that include proven reserves within seller operated properties and, initially, participation in non-operating exploration and production of U.S. onshore oil and natural gas reserves. For more information about ASI Energy, please visit www.asienergy.com. The Company is headquartered in San Antonio, Texas. For more information about the Company, please visit www.anlt.com.

This press release contains forward-looking statements that involve risks and uncertainties. The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. When used in this press release, the words "anticipate," "believe," "estimate," "intend" and "expect" and similar expressions are intended to identify such forward-looking statements. Such forward-looking statements include, without limitation, the statements regarding the Company's strategy, future sales, future expenses and future liquidity and capital resources. All forward-looking statements in this press release are based upon information available to the Company on the date of this press release, and the Company assumes no obligation to update any such forward-looking statements. The Company's actual results could differ materially from those discussed in this press release. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in Item 1. Business--"risk factors" and elsewhere in the Company's Annual Report on Form 10-KSB.